Exhibit 99.1

Northstrive Biosciences Signs Binding Term Sheet with Modulant Biosciences for Exclusive Global Animal Health Licensing of EL-22

●	Binding term sheet grants Modulant Biosciences exclusive global rights to develop and commercialize EL-22 for animal health, enabling a first-of-its-kind probiotic approach to muscle preservation in livestock.
●	This collaboration represents a strategic opportunity for Northstrive to monetize the intellectual property of EL-22 in the animal health sector. If EL-22 is successfully developed and brought to market, the license could become a long-term revenue-generating asset.

NEWPORT BEACH, Calif., May 13, 2025 (GLOBE NEWSWIRE) -- Northstrive Biosciences Inc. (“Northstrive”), a subsidiary of PMGC Holdings Inc. (NASDAQ: ELAB) (the “Company,” “PMGC,” “we,” or “our”), today announced the signing of a binding term sheet with Modulant Biosciences LLC (“Modulant”). This binding term sheet outlines the terms for a future definitive licensing agreement for Northstrive’s licensing of certain intellectual property rights related to EL-22 in the field of animal health. This license would allow Modulant to use the relevant intellectual property for uses in animal health (“Intellectual Property”), including use as a feed additive. Excluding the Republic of Korea, the license would be worldwide and exclusive, and give Modulant the exclusive right to sub-license the relevant intellectual property globally.

The Intellectual Property consists of those patents and applications set forth in the definitive licensing agreement, including at least: (i) U.S. Patent 8,470,551, (ii) U.S. Patent Application No. 19/19,191,246, and (iii) U.S. Patent Application No. 19/191,258. The definitive licensing agreement will establish a framework for the parties’ collaboration, sharing of intellectual property, and commercialization oversight, with a focus on livestock and other veterinary markets.

“Targeting the myostatin pathway with a probiotic approach could be a breakthrough for achieving improved body composition in livestock and companion animals,” said Modulant Biosciences CEO Tom Campi. “The licensing of EL-22 will enable us to evaluate the muscle-building properties of the modified lactobacillus casei for treating livestock and supporting the industry’s environmental efforts.”

Modulant Biosciences is led by Tom Campi, a seasoned biotechnology executive with extensive experience in animal drug development and commercialization. Dr. Campi is board certified by the American College of Poultry Veterinarians and has previously worked for Elanco Animal Health and Huvepharma. His more than 25-year career path has included roles in poultry technical consulting, leadership roles in US and European regulatory affairs and technology acquisitions.

As part of the financial terms, Modulant will pay Northstrive a share of all revenues generated from sublicensing and commercial activities. Northstrive will receive a percentage of all such revenues until a certain dollar limit, after which the royalty rate will decrease. The definitive licensing agreement will also include provisions for the parties’ co-ownership of new intellectual property developed by Modulant, certain sublicensing rights, and annual updates from Modulant about licensing and commercialization efforts for the licensed technology.

The parties intend to finalize and execute the definitive license agreement in the coming months, pending necessary approvals from Northstrive’s head licensor for certain intellectual property rights related to EL-22.

About Northstrive Biosciences Inc.

Northstrive Biosciences Inc., a PMGC Holdings Inc. company, is a biopharmaceutical company focusing on the development and acquisition of cutting-edge aesthetic medicines. Northstrive’s lead asset, EL-22, leverages an engineered probiotic approach to address obesity’s pressing issue of preserving muscle while on weight loss treatments, including GLP-1 receptor agonists. For more information, please visit www.northstrivebio.com.

About PMGC Holdings Inc.

PMGC Holdings Inc. is a diversified holding company that manages and grows its portfolio through strategic acquisitions, investments, and development across various industries. Currently, our portfolio consists of three wholly owned subsidiaries: Northstrive Biosciences Inc., PMGC Research Inc., and PMGC Capital LLC. We are committed to exploring opportunities in multiple sectors to maximize growth and value. For more information, please visit https://www.pmgcholdings.com.

About Modulant Biosciences LLC

Modulant Biosciences is a biotechnology company specializing in veterinary medicine innovation. Led by Dr. Tom Campi, Modulant is focused on developing novel drugs and biologics for livestock and companion animals. Currently, Modulant’s synergistic pipeline includes first in class antivirals for livestock and companion animals and a “One Drug for All Cancers” platform.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “believes,” “expects,” “plans,” “potential,” “would” and “future” or similar expressions such as “look forward” are intended to identify forward-looking statements. Forward-looking statements are made as of the date of this press release and are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, activities of regulators and future regulations and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results. Therefore, you should not rely on any of these forward-looking statements. These and other risks are described more fully in PMGC’s filings with the United States Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025, and its other documents subsequently filed with or furnished to the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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